Exhibit 99.6
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the units representing limited partner interests in Energy Transfer Equity L.P. beneficially owned or controlled by each of them, as applicable, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: December 7, 2010	RANDA DUNCAN WILLIAMS

	By:	(1)

Dated: December 7, 2010	The DD LLC TRUSTEES pursuant to the Dan Duncan LLC Voting Trust Agreement

	The ESTATE of DAN L. DUNCAN

	By:	(1)(2)(3)

Dated: December 7, 2010	DAN DUNCAN LLC

	By:	(3)

(1)	/s/ Randa Duncan Williams

Randa Duncan Williams, individually and in the capacities set forth below, as applicable for the reporting persons noted above:
Trustee of the Dan Duncan LLC Voting Trust Agreement; and
Independent Co-Executor of the Estate of Dan L. Duncan.

(2)	/s/ Ralph S. Cunningham

Dr. Ralph S. Cunningham, in the capacities set forth below as applicable for the reporting persons noted above:
Trustee of the Dan Duncan LLC Voting Trust Agreement; and
Independent Co-Executor of the Estate of Dan L. Duncan.

(3) /s	/ Richard H. Bachmann
Richard H. Bachmann, in the capacities set forth below as applicable for the reporting persons noted above:
Trustee of the Dan Duncan LLC Voting Trust Agreement;
Independent Co-Executor of the Estate of Dan L. Duncan; and
Executive Vice President, Chief Legal Officer and Secretary of Dan Duncan LLC

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Dated: December 7, 2010	ENTERPRISE PRODUCTS HOLDINGS LLC

ENTERPRISE PRODUCTS PARTNERS L.P. By: Enterprise Products Holdings LLC

ENTERPRISE PRODUCTS OLPGP, INC.

ENTERPRISE PRODUCTS OPERATING LLC By: Enterprise Products OLPGP, Inc.

ENTERPRISE ETE LLC

	By:	/s/ W. Randall Fowler Executive Vice President and Chief Financial Officer

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